Exhibit 99.1

Schedule I

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF INCOME
(Parent company only)
(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Distribution fees and other income	$26,860	$29,611	$26,785
Total revenues	26,860	29,611	26,785
Expenses
Compensation	3,550	4,005	4,126
Stock based compensation	9,868	5,278	1,562
Management fee benefit	(2,209)	(1,076)	(3,690)
Other operating expenses	9,243	8,990	10,961
Total expenses	20,452	17,197	12,959
Operating income	6,408	12,414	13,826
Other income (expense)
Equity earnings from subsidiaries	87,206	97,234	89,142
Net gain from investments	4,635	4,272	5,154
Extinguishment of debt	(1,067)	(84)	(998)
Interest and dividend income	2,246	2,175	2,682
Interest expense	(7,886)	(6,919)	(9,356)
Shareholder-designated contributions	(6,396)	(134)	(10,626)
Total other income (expense), net	78,738	96,544	75,998
Income before income taxes	85,146	108,958	89,824
Income tax provision/(benefit)	(2,204)	1,605	(2,154)
Income from continuing operations	87,350	107,353	91,978
Income/(loss) from discontinued operations, net of taxes	(3,938)	2,037	24,875
Net income	$83,412	$109,390	$116,853

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Parent company only)
(In thousands, except per share data)

	December 31,	December 31,
	2015	2014
ASSETS

Cash and cash equivalents	$3,982	$-
Investments in securities	32,735	38,942
Receivable from brokers	635	1,611
Receivable from affiliates	20,445	43,700
Capital lease	2,723	2,933
Income tax receivable	11,991	41,260
Other assets	4,346	4,253
Assets of discontinued operations	-	700,958
Total assets	$76,857	$833,657

LIABILITIES AND EQUITY

Payable to brokers	$12	$12
Capital lease obligation	5,170	5,253
Compensation payable	11,144	14,464
Securities sold, not yet purchased	129	-
Payable to affiliates	31,029	55,011
Accrued expenses and other liabilities	5,579	5,914
Liabilities of discontinued operations	-	52,438
Sub-total	53,063	133,092

AC 4% PIK Note (due November 30, 2020)	250,000	-
Loan from GGCP (due December 28, 2016)	35,000	-
5.875% Senior notes (due June 1, 2021)	24,225	100,000
Zero coupon subordinated debentures, Face value: $0.0 million at December 31, 2015 and
$13.1 million at December 31, 2014 (matured on December 31, 2015)	-	12,163
Total liabilities	362,288	245,255

Redeemable noncontrolling interests from discontinued operations	-	63,632

Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Class A Common Stock, $0.001 par value; 100,000,000 shares authorized; 15,422,901 and 15,341,433
shares issued, respectively; 10,664,107 and 6,616,212 shares outstanding, respectively	14	14
Class B Common Stock, $0.001 par value; 100,000,000 shares authorized; 24,000,000 shares issued
and 19,156,792 and 19,239,260 shares outstanding, respectively	19	19
Additional paid-in capital	345	292,250
Retained earnings (deficit)	(43,480)	603,032
Accumulated comprehensive income	9,267	24,072
Treasury stock, at cost (4,758,794 and 8,725,221 shares, respectively)	(251,596)	(394,617)
Total equity	(285,431)	524,770
Total liabilities and equity	$76,857	$833,657

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net income	$83,412	$109,390	$116,853
Loss/(income) from discontinued operations, net of taxes	3,938	(2,037)	(24,875)
Income from continuing operations	87,350	107,353	91,978
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	595	589	669
Stock based compensation expense	9,868	5,278	1,562
Tax benefit from exercise of stock options	102	349	16
Donated securities	1,945	1,486	1,893
Gains on sales of available for sale securities	(6)	(587)	(1,324)
Accretion of zero coupon debentures	628	885	1,253
Loss on extinguishment of debt	1,067	84	998
(Increase) decrease in assets:
Investment in subsidiaries	(69,963)	19,448	4,908
Receivable from affiliates	38,758	4,310	(6,672)
Receivable from brokers	976	(983)	(628)
Income tax receivable and deferred tax assets	29,164	(7,544)	(1,394)
Other assets	(478)	345	189
Increase (decrease) in liabilities:
Payable to affiliates	31,017	(228)	770
Payable to brokers	(539)	(752)	763
Income taxes payable and deferred tax liabilities	3,920	1,611	(4,040)
Compensation payable	(3,319)	11,541	10,902
Accrued expenses and other liabilities	(424)	(5,581)	5,894
Total adjustments	43,311	30,251	15,759
Net cash provided by operating activities from continuing operations	$130,661	$137,604	$107,737

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Investing activities
Purchases of available for sale securities	$(6,279)	$(5,024)	$(4,398)
Proceeds from sales of available for sale securities	81	3,877	5,262
Net cash provided by/(used in) investing activities from continuing operations	(6,198)	(1,147)	864

Financing activities
Repayment of 5.5% senior note due May 15, 2013	-	-	(99,000)
Repurchase of Zero coupon subordinated debentures due December 31, 2015	(13,101)	(716)	(7,705)
Repurchase of 5.875% Senior note due June 1, 2021	(76,533)	-	-
Loan from GGCP due December 28, 2016	35,000	-	-
Dividends paid by subsidiaries to GBL	164,000	101,000	62,000
Net transfer to/(from) AC	(196,297)	(193,021)	(30,785)
Proceeds from exercise of stock options	1,167	1,637	76
Dividends paid	(7,468)	(12,618)	(18,419)
Purchase of treasury stock	(27,249)	(32,739)	(14,768)
Net cash used in financing activities from continuing operations	(120,481)	(136,457)	(108,601)
Cash flows of discontinued operations
Net cash provided by/(used in) operating activities	82,759	(66,053)	(6,475)
Net cash provided by/(used in) investing activities	(35,216)	3,900	29,234
Net cash provided by/(used in) financing activities	(47,543)	62,153	(22,759)
Net cash provided by/(used in) discontinued operations	-	-	-
Net increase in cash and cash equivalents	3,982	-	-

Cash and cash equivalents at beginning of period	-	-	-
Cash and cash equivalents at end of period	$3,982	$-	$-
Supplemental disclosures of cash flow information:
Cash paid for interest	$6,282	$5,936	$8,654
Cash paid for taxes	$58,353	$69,287	$51,729